                                                                     EXHIBIT 2.3

                               SECOND AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

      THIS SECOND AMENDMENT (the "AMENDMENT") to the Agreement and Plan of Merger dated as of June 9, 2004, as amended by the First Amendment to the Agreement and Plan of Merger, dated October 7, 2004, by and among Splinex Technology Inc., a Delaware corporation ("Splinex"), Ener1 Acquisition Corp., a Delaware corporation ("Acquisition") and Ener1, Inc., a Florida corporation ("Ener1"), (the "MERGER AGREEMENT"), is entered into as of December 23, 2004 by and among Splinex, Acquisition and Ener1. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

      WHEREAS, the parties hereto desire to amend the Merger Agreement to modify certain provisions.

      NOW, THEREFORE, in consideration of the foregoing, of mutual promises of the parties hereto and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Merger Agreement as follows:

      1. Section 9.1 is hereby deleted in its entirety and replaced with the following:

      "Section 9.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned:

      (a) by mutual written consent of the parties hereto;

      (b) by Splinex or Acquisition if this Agreement is not consummated on or before January 31, 2005; provided that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 9.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

      (c) (i) by Splinex if as of the Closing Date any of the conditions specified in Article VI hereof have not been satisfied or if Acquisition or Ener1 are otherwise in default under this Agreement or if at any time prior to the Closing Date it becomes apparent to Splinex that Acquisition and Ener1 will be unable to so satisfy one or more of the closing conditions in Article VI or
(ii) by Acquisition if as of the Closing Date any of the conditions specified in
Article VII hereof have not been satisfied or if Splinex is otherwise in default under this Agreement or if at any time prior to the Closing Date it becomes apparent to Acquisition that Splinex will be unable to so satisfy one or more of the closing conditions in Article VII.

      2. All the terms and provisions of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

      3. Any amendment, modification or revision of this Amendment and any waiver of compliance or consent with respect hereto shall be effective only if in a written instrument executed by the parties hereto. No waiver on the part of any party of any right, power or privilege under the Merger Agreement, nor any single or partial exercise of any right, power or privilege under the Merger Agreement, shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege under the Merger Agreement.

      4. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida as applied to contracts made and fully performed in such state.

      5. If any term or other provision of this Amendment is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of the Amendment shall remain in full force and effect. Upon such determination, the parties hereto shall negotiate in good faith to modify this Amendment so as to give effect to the original intent of the parties to the fullest extent permitted by applicable law.

      6. All section headings herein are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

      7. This Amendment may be executed by facsimile signature which shall be deemed to be an original for all purposes and may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Amendment as of the date first above written.

                                                     SPLINEX TECHNOLOGY INC.

                                                     By: /s/ Michael Stojda
                                                         -----------------------
                                                         Michael Stojda
                                                         Chief Executive Officer

                                                     ENER1 ACQUISITION, INC.

                                                     By: /s/ Kevin P. Fitzgerald
                                                         -----------------------
                                                         Kevin P. Fitzgerald
                                                         President

                                                     ENER1, INC.

                                                     By: /s/ Kevin P. Fitzgerald
                                                         -----------------------
                                                         Kevin P. Fitzgerald
                                                         Chief Executive Officer

                                        2